Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2007, (September 12, 2007, as to Notes 16 and 17), relating to the consolidated financial statements of Itron, Inc. for the year ended December 31, 2006, appearing in the Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2008.

/s/ DELOITE & TOUCHE LLP

Seattle, Washington
April 3, 2009